UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 16, 2007 (May 18, 2007)

CICERO INC.
(Exact name of registrant as specified in its charter)

Delaware	000-26392	11-2920559
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1433 Highway 34, Building C, Farmingdale, New Jersey 07727
(Address of principal executive offices)(Zip Code)
Registrant’s telephone number, including area code (732) 919-3150
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointments of Principal Officers

On May 16, 2007, Mr. John L. (Launny) Steffens was elected to the Company’s Board of Directors and appointed as its Chairman, replacing Mr. Mark Landis, who will remain as a director.

Mr. Steffens is the Founder and Managing Director of Spring Mountain Capital, LP.  Prior to establishing Spring Mountain Capital, Mr. Steffens spent 38 years at Merrill Lynch & Co., Inc. where he held numerous senior management positions, including President of Merrill Lynch Consumer Markets, which was later named the Private Client Group, from July 1985 until April 1997, and both Vice Chairman of Merrill Lynch & Co., Inc. (the parent company) and Chairman of its U.S. Private Client Group from April 1997 until July 2001. During his leadership of the Private Client Group, client assets at Merrill Lynch rose from $189 billion to approximately $1.6 trillion. Mr. Steffens was elected a member of the Board of Directors of Merrill Lynch & Co., Inc. in April 1986 and served on the board until July 2001. Mr. Steffens was the Chairman of the Securities Industry Association during 1994 and 1995, and is currently a Trustee of the Committee for Economic Development. He is the National Chairman Emeritus of the Alliance for Aging Research and serves on the Board of Directors of Aozora Bank in Japan. Mr. Steffens graduated from Dartmouth University in 1963 with a B.A. degree in Economics. He also attended the Advanced Management Program of the Harvard Business School in 1979.

Mr. Steffens owns 3,275,068 shares of Common Stock, 14.832 shares of Series A-1 preferred convertible stock convertible into 14,832 shares of Common Stock, and 19,628 warrants, exercisable for 19,628 shares of Common Stock.  On March 13, 2007, prior to his election to the company’s Board of Directors, Mr. Steffens filed a Schedule 13G, "Statement of Acquisition of Beneficial Ownership by Individuals."

Exhibit
Number Exhibit description
99. Press release, dated: May 17, 2007 issued by Cicero Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 18, 2007                        CICERO INC.

                        By:/s/ John P. Broderick
                                    John P. Broderick
                                    Chief Executive and Financial Officer